Coudert  Brothers
ATTORNEYS AT LAW
303 ALMADEN BOULEVARD
FIFTH FLOOR
SAN JOSE, CALIFORNIA  95110-2721
TEL: 408-297-9982  FAX: 408-297-3191


 May 17, 1999



 Board of Directors
 North Valley Bancorp
 880 East Cypress Avenue
 Redding, California 96002


      Re:  North Valley Bancorp 1999 Director Stock Option Plan

 Gentlemen:

      We refer to the Registration Statement on Form S-8 to be filed by North Valley Bancorp (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 369,955 shares of the Company's Common Stock, no par value issuable under the Company's 1999 Director Stock Option
 Plan. As counsel to the Company, we have examined such questions of law and such corporate records and other documents as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion these shares have been duly and validly authorized and, when issued and sold in the manner contemplated by the Registration Statement, will be validly issued, fully paid, and nonassessable.

      We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,


                                    /s/ COUDERT BROTHERS


                            Exhibit 5